Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Wolverine Worldwide

Brent Snavely

(313) 309-9516

bsnavely@lambert.com

WOLVERINE WORLDWIDE TAKES NEXT STEP IN EXPANDED EFFORTS TO
ADDRESS PFAS

Consent Decree formalizes tentative agreement reached in December

ROCKFORD, Michigan (February 4, 2020) – Wolverine Worldwide announced it has entered into a Consent Decree with the State of Michigan, Plainfield Charter Township, and Algoma Township, which formalizes the tentative agreement previously announced by the parties.

This Consent Decree includes several steps Wolverine is taking to ensure long-term water quality and continued environmental remediation in and around its hometown, including providing $69.5 million toward the extension of municipal water to more than 1,000 area properties.

“We are pleased to reach a Consent Decree and move forward with our efforts on behalf of the community,” said Blake W. Krueger, Chairman and Chief Executive Officer for Wolverine Worldwide. “We have said from the beginning we are committed to being part of comprehensive water quality solutions for our friends, families, and neighbors, and this agreement provides the right framework for that to occur.”

Wolverine’s Comprehensive Action Plan

Wolverine outlined a comprehensive action plan in December, which builds on its already-extensive efforts in the area. This plan is described fully in the Consent Decree, which is available at www.WeAreWolverine.com, and includes Wolverine providing $69.5 million over a multi-year period towards the extension of Plainfield Township’s municipal water system to more than 1,000 properties in Algoma and Plainfield Townships, including all hookup and connection fees that homeowners typically pay on their own.

In addition to funding an extension of municipal water, Wolverine’s plan includes continued maintenance of the highly effective filters it has installed for certain homeowners, and resampling certain residential wells for PFAS. Under the Consent Decree, Wolverine will also continue its environmental remediation efforts, including the cleanup and groundwater filtration system already underway at its former tannery site, a feasibility study at its House Street site, and investigations to further assess the presence of PFAS in groundwater.

Public comment period

Wolverine joined the other parties in proposing a period for the public to comment on the Consent Decree before it is submitted to U.S. District Judge Janet T. Neff for approval. Comments can be submitted by e-mail to AG-WolverineCD@michigan.gov, or in person at one of two public forums: one hosted by the Townships from 6:00 p.m. to 9:00 p.m. on Tuesday, February 4, at Frontline Community Church, and one hosted by the State from 6:30 p.m. to 8:00 p.m. on Monday, February 10, at Rockford High School.

Wolverine’s Next Steps

Over the coming months, Wolverine will continue to work diligently on behalf of its friends, families, and neighbors in the community, while collaborating with regulators on next steps.  During that work, additional information will be posted on the Company’s blog, www.WeAreWolverine.com.

ABOUT WOLVERINE WORLDWIDE

With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children’s and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Chaco®, Bates®, and HYTEST®. The Company also is the global footwear licensee of the popular brands Cat® and Harley-Davidson®. The Company's products are carried by leading retailers in the U.S. and globally in approximately 200 countries and territories. For additional information, please visit our website, wolverineworldwide.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding: the Company’s and other parties’ actions to be taken under the consent decree, the timing of such actions and the impact of such actions. In addition, words such as "step," "will," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future events and involve certain risks, uncertainties, and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Risk Factors include, among others: risks that the consent decree will not be approved by the court on the terms described in this release or otherwise; the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. The foregoing Risk Factors, as well as other existing Risk Factors and new Risk Factors that emerge from time to time, may cause actual results to differ materially from those contained in any forward-looking statements. Given these or other risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements.

SOURCE: Wolverine Worldwide

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